Exhibit 10.39
UL SOLUTIONS INC. 2024 LONG-TERM INCENTIVE PLAN
EMPLOYEE PERFORMANCE SHARE UNIT AWARD AGREEMENT
THIS EMPLOYEE PERFORMANCE SHARE UNIT AWARD AGREEMENT (the “Agreement”) is made and entered into and effective _________, ____ (the “Grant Date”) by and between UL Solutions Inc. (formerly UL Inc.), a Delaware corporation (the “Company”), and _________________________ (“Participant”).
WHEREAS, the Company desires to grant to the Participant an Award of Performance Share Units under the UL Solutions Inc. 2024 Long-Term Incentive Plan (the “Plan”) as set forth in this Agreement.
NOW THEREFORE, the Company and the Participant agree as follows:
1.Plan Governs; Capitalized Terms. This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control except to the extent the Plan provides that the Agreement may vary the terms of the Plan. The Participant acknowledges that he or she has reviewed the terms of the Plan, and agrees to be bound by them. Without limiting the generality of the foregoing, the Participant acknowledges that pursuant to Section 3.1 of the Plan the Administrator has the exclusive authority and discretion to interpret the Plan and this Agreement and to resolve all issues arising thereunder, and the Participant agrees to be bound by any determination made by the Administrator with respect to this Agreement and the Performance Share Units.
2.Award of Performance Share Units. The Company hereby grants to the Participant on the Grant Date an Award of ______ Performance Share Units, such number determined at the target level for each metric set forth in Appendix I. Each Performance Share Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant one Share, multiplied by the Performance Multiplier (as defined in Appendix I), if applicable, or the Fair Market Value thereof, upon vesting in accordance with Section 3 and settlement in accordance with Section 4. The Company shall hold the Performance Share Units in book-entry form. The Participant shall have no direct or secured claim in any specific assets of the Company or the Shares that may become issuable to the Participant under Section 4, and shall have the status of a general unsecured creditor of the Company. For avoidance of doubt, references in this Agreement to “Performance Share Units” shall apply only to those Performance Share Units granted pursuant to this Agreement.

3.Vesting.
(a)Generally. Except as otherwise provided in this Section 3, all of the Performance Share Units shall vest on the last day of the Performance Period (the “Vesting Date”), provided (i) the Performance Multiplier is greater than zero, and (ii) that the Participant has been continuously employed by one or more members of the Company Group from the Grant Date through the Vesting Date, and if the Participant incurs a Termination of Service prior to the Vesting Date, all Performance Share Units that have not yet vested shall be immediately and automatically forfeited on the date of termination without any further action by the Company, and without any payment of compensation to the Participant. For avoidance of doubt, this Section 3 supersedes Section 8.2 of the Plan. For purposes of this Award, the “Performance Period” is a single, three-year period beginning on ______ and ending on ______.
(b)Death; Disability. In the event that the Participant’s incurs a Termination of Service due to the Participant’s death or Disability before the Vesting Date, all Performance Share Units shall immediately become fully vested on the date of such Termination of Service, with deemed achievement at the target level for each metric set forth in Appendix I.
(c)Retirement. In the event that the Participant incurs a Termination of Service due to the Participant’s Retirement before the Vesting Date, the Performance Share Units shall continue to vest and become vested in accordance with Section 3(a) (which shall include, but not be limited to, the Participant’s continued compliance with all Restrictive Covenants to which he or she is a party or by which he or she is bound) as if the Termination of Service had not occurred.
(d)Termination for Cause. In the event that a Participant incurs a Termination of Service due to Cause, all Performance Share Units, including any Performance Share Units that have been vested but not yet settled, shall be immediately forfeited.
(e)Change in Control.
(i)In the event of a Change in Control, if the Performance Share Units are not the subject of an Assumption as provided in Section 9.3 of the Plan, the Performance Share Units shall vest as follows on the date of the Change in Control, provided that the Participant has not incurred a Termination of Service prior to the Change in Control:
(A)    If the Change in Control occurs within the first 12 months of the Performance Period, then the Participant’s vested Performance Share Units shall equal the number of Performance Share Units granted pursuant to Section 2 multiplied by the Performance Multiplier that would result from performance level at target for each metric set forth in Appendix I.
(B)    If the Change in Control occurs after the first 12 months of the Performance Period, then the Participant’s vested Performance Share Units shall equal the number of Performance Share Units granted pursuant to Section 2 multiplied by the Performance Multiplier that would result from the actual achievement of each metric set forth in Appendix I for fiscal year(s) completed before the Change in Control.
(ii)If the Performance Share Units are the subject of an Assumption, the Performance Share Units shall be converted into a number of Restricted Stock Units (as defined in the Plan) equal to the number of Performance Share Units granted pursuant to Section 2 multiplied by the Performance Multiplier that would result from:
(A)    Performance level at target for each metric set forth in Appendix I, if the Change in Control occurs within the first 12 months of the Performance Period, or
(B)    The actual achievement of each metric set forth in Appendix I for fiscal year(s) completed before the Change in Control.
Such Restricted Stock Units shall vest in accordance with the remaining provisions of this Section 3, but shall vest in full if the Participant incurs a Termination of Service without Cause, or for Good Reason, within 24 months after the Change in Control at the level specified in Section 3(e)(ii)(A) or 3(e)(ii)(B), as applicable, provided that the Participant executes and does not revoke a release of claims against the Company and its affiliates relating to the Participant’s employment by the Company Group (and it successors) and their affiliates and the termination of such employment, in such form as the Administrator may require. For purposes of this Section 3(e)(ii), “Good Reason” (I) shall have the meaning set forth in the Participant’s employment, offer letter or similar agreement or, a change in control or severance plan applicable to the Participant, or (II) if the Participant is not party to an employment agreement, offer letter or similar agreement or covered by a change in control or severance plan that defines Good Reason or a comparable term, shall mean (A) a material reduction in the Participant’s base compensation and target annual incentive opportunity from its level in effect immediately prior to the Change in Control (without regard to any change in the value of this Award), or (B) a requirement that the Participant relocate his or her place of work to a location that is (x) more than 50 miles from the Participant’s then-present place of work and (y) no closer to the Participant’s then-present place of residence than the Participant’s then-present place of work; provided that the Participant notifies the Company in writing of the circumstances constituting Good Reason within 30 days after such circumstances occur, the Company fails to cure the circumstances within 30 days after receipt of such notice, and the Participant resigns within 30 days after the end of such cure period.
4.Settlement.
(a)Payment in Shares or Cash. The Company (or its successor) in its discretion shall settle the vested Performance Share Units either by (i) causing its transfer agent for Shares to register Shares in book-entry form in the name of the Participant (or, in the discretion of the Administrator, issue to the Participant a stock certificate) representing a number of Shares equal to the number of Performance Share Units becoming vested pursuant to Section 3 multiplied by the Performance Multiplier, (ii) paying to the Participant an amount equal to the Fair Market Value of the number of Shares described in clause (i), or (iii) by a combination of the methodologies described in clauses (i) and (ii). Such payment or transfer of Shares shall occur as soon as may be practicable after the Vesting Date, but not later than March 15th of the taxable year of the Company following the Vesting Date in the case of vesting under Sections 3(a) or 3(c), or not later than 90 days after the Participant’s death or Termination of Service by reason of Disability pursuant to Section 3(b) or qualifying Termination of Service following a Change in Control pursuant to Section 3(e).
(b)Tax Liability and Withholding.
(i)Unless otherwise determined by the Administrator (and, to the extent that the Participant is subject to Section 16 of the Exchange Act, in accordance with an available exemption under Section 16(b) thereof), at the time that Shares are issued to the Participant, or any earlier such time in which Tax-Related Items (as defined below) may become due and payable, the Company may satisfy the minimum withholding obligation with respect to such Tax-Related Items (including the FICA and Medicare tax obligation) required by law with respect to the distribution of Shares (or other taxable event) by withholding from Shares issuable to the Participant hereunder such number of Shares having an aggregate Fair Market Value equal to the amount of such required withholding.
(ii)Notwithstanding the foregoing, the Participant acknowledges that, regardless of any action taken by the Company Group, the ultimate liability for all income tax (including U.S. federal, state, and local taxes and/or non-U.S. taxes), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (collectively, “Tax-Related Items”) related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company Group.
5.No Transfer or Assignment of Performance Share Units; Restrictions on Sale. Except as otherwise provided in this Agreement, the Performance Share Units and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the Shares represented by the Performance Share Units are delivered to the Participant or his or her designated representative. The Participant shall not sell any Shares, after issuance pursuant to Section 4, at any time when Applicable Law or Company policies prohibit a sale.
6.Securities Laws. No Shares shall be issued if the issuance would violate:
(a)Any applicable state securities law;

(b)Any applicable registration or other requirements under the Securities Act or the Exchange Act, or the listing requirements of any exchange on which the Shares are listed; or
(c)Any applicable legal requirements of any governmental authority.
7.Restrictive Covenants; Forfeiture. In consideration of this Award, the Participant agrees to all Restrictive Covenants to which he or she is a party or by which he or she is bound. The provisions of Section 3 to the contrary notwithstanding, in addition to any other remedy set forth in any agreement containing Restrictive Covenants, the Participant’s Performance Share Units, whether or not then vested, shall be immediately forfeited and cancelled in the event of the Participant’s breach of any Restrictive Covenant.
8.Miscellaneous Provisions.
(a)Clawback. The Performance Share Units, any Shares or cash paid to the Participant, and the proceeds of the sale of any such Shares, shall be subject to the forfeiture and clawback provisions of the Plan as in effect from time to time, and any compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board or by the Administrator (whether approved prior to, on or after the Grant Date) as such policies may be applicable to a covered employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require the cancellation of an award to a Participant, or may require a Participant to repay amounts previously received by him or her pursuant to an award, in the event that either the Participant breaches any Restrictive Covenant or obligation, or if it is determined after a Termination of Service that the Participant could have been terminated for Cause, and may also provide for any amounts payable under an award to be offset by any amounts previously paid to the Participant under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Participant consents to any such offset, deduction, cancellation, clawback or recoupment.
(b)Rights as a Stockholder. Neither the Participant nor the Participant’s representative shall have any rights as a stockholder with respect to any Shares underlying the Performance Share Units until the date that the Company delivers such Shares to the Participant or the Participant’s representative.
(c)Dividend Equivalents. As of each dividend date with respect to Shares, an unvested dividend equivalent shall be awarded to the Participant in the dollar amount equal to the amount of the dividend that would have been paid on the number of Shares equal to the number of Performance Share Units held by the Participant as of the close of business on the record date for such dividend. Such dividend equivalent amount shall be converted into a number of Performance Share Units equal to the number of whole and fractional Shares that could have been purchased at the Fair Market Value on the dividend payment date with such dollar amount, assuming achievement at the target level for each metric set forth in Appendix I. In the case of any dividend declared on Shares which is payable in Shares, the Participant shall be awarded an unvested dividend equivalent of an additional number of Performance Share Units equal to the product of (i) the number of his or her Performance Share Units then held on the related dividend record date multiplied by the (ii) the number of Shares (including any fraction thereof) distributable as a dividend on a Share. All such dividend equivalents credited to the Participant shall (i) be added to and in all respects thereafter be treated as additional Performance Share Units under this Agreement (subject to Section 11.17 of the Plan), shall only be paid to the extent the Performance Share Units to which the dividend equivalents relates vests, and (iii) subject to Section 3(b) or 3(e) (if applicable), shall be adjusted based on the actual level of achievement for each metric set forth in Appendix I.
(d)No Retention Rights. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without Cause.
(e)Effect on Benefit Plans. Neither the value of the Performance Share Units, nor any Shares or other payments received by the Participants in settlement of the Performance Share Units, shall be considered qualifying compensation or earnings for purposes of any employee benefit plan in which the Participant participates, unless otherwise explicitly provided by such plan.
(f)Notices. Any notice required or permitted by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company. To the extent provided by the Administrator, notice may also be given by e-mail or other electronic means.
(g)Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, if the Participant is bound by any restrictive covenant contained in a previously-executed agreement with the Company, such restrictions shall be read together with the Participant Covenants to provide the Company with the greatest amount of protection, and to impose on the Participant the greatest amount of restriction, allowed by law. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto; provided that for the Company, the written instrument must be signed by a Senior Vice President or above of UL Solutions Inc. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
(h)Choice of Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. The Company and the Participant stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Cook County, Illinois and waive each such party’s right to objection to an Illinois court’s jurisdiction and venue. The Participant and the Company hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.
(i)Successors.
(i)Limitation on Assignment. This Agreement is personal to the Participant and, except as otherwise provided in Section 5 above, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution, without the written consent of the Company executed by a Senior Vice President or above of UL Solutions Inc. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(ii)Company and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
(j)Severability. If any provision of this Agreement for any reason shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.
(k)Section 409A. Anything in this Agreement to the contrary notwithstanding:
(i)General. This Agreement shall be interpreted so as to comply with or satisfy an exemption from Section 409A. The Administrator may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to the Participant and the Company of the applicable provision; provided that in no event shall the Company be responsible for any taxes under Section 409A that arise in connection with any amounts payable under the Plan or this Agreement.

(ii)Specified Employees. To the extent required by Section 409A(a)(2)(B)(i), settlement of Performance Share Units to the Participant who is a “specified employee” that is due upon the Participant’s “separation from service” as defined by Section 409A shall be delayed and paid in a lump sum within ten business days (and the Company shall have sole discretion to determine the taxable year in which it is paid) after the earlier of the date that is six months after the date of such “separation from service” as defined by Section 409A or the date of the Participant’s death after such “separation from service” as defined by Section 409A. For such purposes, whether the Participant is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation).
(l)Non-U.S. Employees. If the Participant is a foreign national, located outside the United States, not compensated from a payroll maintained in the United States, or otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, the Administrator may apply or interpret the terms and conditions of this Award in a manner that, in the Administrator’s judgment, may be necessary or desirable to comply with such legal or regulatory provisions.
(m)Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

APPENDIX I
PERFORMANCE MULTIPLIER
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